Exhibit A
JOINT FILING AGREEMENT
This JOINT FILING AGREEMENT is entered into as of October 4, 2011, by and among the signatories hereto. The undersigned hereby agree that the Statement on Schedule 13D with respect to the shares of common stock, par value $0.01 per share, of Barrett Business Services, Inc., a Maryland corporation, is, and any amendment thereafter signed by each of the undersigned shall be, filed on behalf of each undersigned pursuant to and in accordance with the provisions of 13d-1(k) under the Securities Exchange Act of 1934, as amended.
Dated: October 5, 2011

ESTATE OF WILLIAM W. SHERERTZ

By:	Kimberly J. Jacobsen Sherertz

/s/ Kimberly J. Jacobsen Sherertz

/s/ Charles M. Gillman

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